EXHIBIT 10.8
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                         Parrish & Heimbecker, Limited
                                Grain Merchants

       Mississauga     Winnipeg     Lethbridge     Vancouver     Montreal

Mr. Gord Laschinger
Chief Executive Officer
Northern Ethanol Inc
Suite 300
193 King Street East
Toronto, Ontario.
M5A 1J5
                                                    August 18, 2006

Mr. Gord Laschinger;

Re: Agreement for Procurement and Merchandizing Services for Northern Ethanol

In order for Parrish & Heimbecker Ltd and Northern Ethanol Inc. to adequately prepare their workforces and infrastructure for the opening of this new ethanol enterprise, this agreement is to formalize our discussion of the past several months and to confirm the brokerage proposal made by Parrish & Heimbecker to Northern Ethanol Inc. on March 31, 2006.

In order to help enhance Northern Ethanol's business, Parrish & Heimbecker Ltd will construct and maintain a complete commodity and currency hedging system in order to protect Northern Ethanol from the risks associated with a multi-currency business unit, and to provide price assurance on the raw commodities required by this ethanol manufacturing process.

Our extensive grain origination and co-product merchandizing units will be employed to source all of the corn required for the operation of the Barrie and Sarnia ethanol plants at the best possible prices and in a pattern that meets the individual plant's processing requirements. Parrish & Heimbecker Ltd will develop an origination program based on a mixture of truck, rail, and vessel deliveries in order to ensure a timely and cost effective flow of commodity inputs, and to consider storage requirements in order to limit interruptions in product flow.

Through our existing feed business and our current feed ingredient trading operations, Parrish & Heimbecker Ltd. will utilize existing markets and develop new markets for the dried distiller's grains that will be produced at the Barrie and Sarnia ethanol plants. Market development will be required both within the domestic livestock feed industry as well as in the north eastern United States and Europe in order to effectively create solid demand for dried distiller's grains. The co-products of ethanol manufacturing are an emerging market in world commodities, and Parrish & Heimbecker Ltd will be a leader in this field.

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Parrish & Heimbecker Ltd believes in having an open flow of information between its' merchandizing operations and the management team at Northern Ethanol. In this arrangement between a supplier and a customer, there is a requirement for price transparency in order to build trust and to enable the management of Northern Ethanol to make informed decisions about the market which they are participating in. Parrish & Heimbecker limited will design and operate the risk management hedging system, originate the raw corn and merchandize the dried distiller's grains for a flat fee of $1.00 Canadian per metric tonne on the corn origination and the dried distiller's grain marketing. This fee will be calculated monthly, and will be due on the 15th day of the month following the execution of the shipments. Northern Ethanol would supply the working capital, hold the contracts with suppliers and customers and therefore have a open view of it's commodity transactions. Parrish & Heimbecker Ltd.'s roll will be to supply knowledge, expertise, and personnel to Northern Ethanol in order to source corn, merchandize co-products, organize logistics, and manage market risk as part of Northern Ethanol's management team.

This agreement is to be in effect for a period beginning immediately and will be in effect for five years after the opening of Northern Ethanol's first facility. This brokerage contract shall be renewable at the end of this term based on the mutual agreement of both parties.

Parrish & Heimbecker Ltd. Handles supply chain management for a number of millers, elevators, and feed manufacturers. Our principal goal is to ensure that our customers succeed.



Stephen Kell                                  Gord Laschinger


s/Stephen Kell                                s/Gord Laschinger
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Stephen Kell                                  Gord Laschinger
Parrish & Heimbecker Ltd                      Northern Ethanol Inc.
Suite 308                                     Suite 300. 193 King Street East
6733 Mississauga Road                         Toronto. Ontario.
Mississauga, Ontario.                         M5A 1J5